CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of October 16, 2012 (the “Effective Date”) by and between MEDL Mobile, Inc., a California corporation (the “Company”) with offices at 18475 Bandilier Circle, Fountain Valley, CA 92708, and FA Corp (the “Consultant”), a Nevada Corporation with a principal address of 2079 Culmination Lane, Las Vegas, NV 89119.

The Company desires to retain Consultant as an independent contractor to perform services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises, representations, warranties, covenants and undertakings made herein by each party to the other, the parties agree as follows:

1.           SERVICES AND COMPENSATION

1.1           Services and Compensation. Consultant agrees to cause it’s personnel to perform for the Company the services described in the “Statement of Work” attached as Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for performance of the Services. No compensation shall be paid for any work performed by Consultant unless such work is part of the Services as defined in Exhibit A and scheduled for payment in Exhibit A.

1.2           Independent Contractor Relationship. Consultant acknowledges and agrees that Consultant enters this Agreement as an independent contractor and neither Consultant nor Company is the legal representative, agent, joint venture, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever. Consultant shall not be eligible for any of Consultant’s employee benefits and Consultant shall waive any and all rights thereto. Consultant will not be considered an employee with regard to any laws concerning Social Security, disability insurance, unemployment or workers’ compensation, federal, state, or local income tax withholding at local source, or any other laws, regulations, or orders relating to employees, vacation or sick pay, health and welfare benefits, profit sharing, employee stock option or stock purchase plans. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

1.3           Subcontractors. Consultant will use FA Corp personnel, at Consultant’s expense, to perform the Services.  The FA Corp personnel may perform similar services for other companies.

1.4           Reports.  Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.

1.5           Taxes.  Consultant acknowledges and agrees that Consultant shall not be treated as the Company’s employee for federal or state tax purposes. It is Consultant's sole obligation to report as income earned by an independent contractor for all compensation received by Consultant from the Company for the Services.

1.6           Costs and Expenses. Consultant shall be responsible for any and all costs and expenses incurred by Consultant including, but not limited to, leasehold expenses, salaries, telephone, traveling, and lodging expenses, unless otherwise agreed to by the Company in advance by a signed writing. The Company shall not be obligated to pay or to reimburse Consultant for any such expenses.

2.           DELIVERY

2.1           Delivery. Consultant shall deliver any required deliverables, as specified in Exhibit A, at the times and in the manner, as applicable, as specified in Exhibit A.

2.2           Late Delivery. If Consultant fails to make timely delivery of any deliverable as specified in Exhibit A, The Company may give Consultant notice of the failure. After such notice, Consultant shall have five (5) business days to make the specified delivery. Failure to submit the deliverables within such period shall be deemed a material breach of this Agreement that shall entitle the Company to termination of this Agreement in accordance with the provisions on termination herein.

2.3           Approval Process. The Company shall have the right to all approvals of each of the deliverables to determine if it conforms to the Company’s satisfaction, in its sole reasonable discretion. If any deliverable is rejected, the Company will give Consultant a reasonably detailed written notice of the rejection and the reasons for the rejection. Consultant will then have five (5) business days to cure deficiencies and resubmit. After resubmission, the Company shall again have approval rights to each deliverable based on the Company’s satisfaction, in its sole discretion. If rejected, the failure shall constitute a material breach of this Agreement that will entitle the Company to terminate this Agreement in accordance with the provisions of this Agreement regarding termination. The Company will give notice to Consultant stating the reason or reasons for any rejection of a resubmitted deliverable. Consultant shall cooperate in good faith with the Company at all times to obtain the Company’s approval.

3.           CONFIDENTIALITY

3.1           Definition.  “Confidential Information” means any of the Company’s or any of the Company’s subsidiary’s proprietary information, technical data, trade secrets, know-how, items and materials, in whole or in part, including, but not limited to, research, reports, product plans, products, services, customers, customer lists, personnel information, markets, operations, strategies, software, development tools, developments, inventions, improvements, discoveries, processes, formulas, technology, designs, drawings, wireframes, storyboards, engineering, hardware configuration information, specifications, marketing, finances and all other business plans, methods, information and forecasts disclosed by the Company, whether directly or indirectly, whether in writing, orally, or by drawings or inspection of parts or equipment. In addition, any and all work product, information, items, and materials resulting from or relating to the Services shall constitute Confidential Information. The terms and conditions of this Agreement, in all respects, except to the extent either party is required to disclose the terms of this Agreement by law or governmental authority or as necessary to obtain the advice of legal counsel, shall also constitute Confidential Information.

3.2           Exceptions. Confidential Information does not include information which: (i) is known to Consultant at the time of disclosure to Consultant by the Company without obligations of confidentiality, as evidenced by written records of Consultant; (ii) has become publicly known and made generally available through no wrongful act of Consultant; or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Confidential Information may be disclosed under a court order or if otherwise required by law, provided, however, that Consultant shall use reasonable efforts to give sufficient prior notice to the Company to challenge or obtain restrictions on such disclosure.

3.3           Non-Use and Non-Disclosure.  Consultant shall not, during or subsequent to the term of this Agreement, without the prior written approval of the Company, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, (ii) disclose the Confidential Information to any third party, or (iii) induce or authorize any third party to disclose to others such Confidential Information.  Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  It is understood that said Confidential Information shall remain the sole property of the Company or its subsidiaries, as applicable. Neither the execution and delivery of this Agreement, nor the furnishing of Proprietary Information, shall be construed as granting expressly or by implication, estoppel or otherwise, a license under any invention, improvement, discovery or patent, now or hereafter owned or controlled by the Company. Consultant shall promptly provide written notice to the Company of any unauthorized use or disclosure of the Confidential Information, which notice shall reasonably describe the nature of the disclosure, and cooperate with the Company in every reasonable way to help the Company regain possession of the Confidential Information and prevent further unauthorized use or disclosure.

3.4           Equitable Relief. Consultant acknowledges that unauthorized disclosure or use of Confidential Information may cause irreparable harm to the Company for which recovery of money damages would be inadequate, and Consultant shall therefore be entitled to obtain timely equitable relief to protect its rights under this Agreement, in addition to any and all remedies available under applicable law.

3.5           Former Employer's or Client's Confidential Information.  Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

3.6           Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3.7           Return of Confidential Information.  Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant shall deliver to the Company all of the Company’s or any subsidiary’s property or Confidential Information that Consultant may have in Consultant's possession or control.

4.           OWNERSHIP

4.1           Assignment.  Consultant agrees that all work product, results and proceeds, material, notes, records, drawings, designs, data, plans, reports, schematics, products, content, computer code, software, technologies, algorithms, inventions, improvements, developments, discoveries, trade secrets, works of authorship, and all other information and items of any kind conceived, made, created, developed, or discovered by Consultant, solely or in collaboration with others, whether in whole or in part, whether complete or incomplete, during the term of this Agreement, which relate in any manner to the business of the Company or any subsidiary that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder (collectively, “Work Product”), are the sole and exclusive property of the Company.  Any and all Work Product shall be deemed a “work-made-for-hire” to the extent provided by United States law, and to the extent not a work-made-for-hire, is hereby irrevocably assigned, without further consideration, free and clear of all liens and encumbrances, to the Company as its sole and exclusive property to the fullest extent possible by law. Accordingly, Consultant agrees to irrevocably assign (or cause to be assigned) and does hereby irrevocably assign to the Company all right, title and interest of any kind and nature in and to Work Product in any and every jurisdiction worldwide, including, but not limited to, any and all present and future copyrights, patents, trademark rights, trade secret rights, mask work rights and other intellectual property and proprietary rights relating thereto, of any kind recognized anywhere in the world, now or in the future, in each case registered or unregistered.

4.2           Further Assurances.  Consultant shall assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure, perfect and confirm the Company’s right, title and interest in and to the Work Product and any copyrights, patents, trademark rights, trade secret rights, mask work rights or other intellectual property and proprietary rights relating thereto, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to fully assign and convey to the Company, its successors, assigns and nominees, the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights, trademark rights, trade secret rights, and other intellectual property and proprietary rights relating thereto.

4.3           Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into the method or manner of performance of the Services or into any Work Product any invention, improvement, development, concept, discovery or other intellectual property or proprietary information or item owned or licensed by Consultant (“Pre-Existing Materials”), (1) Consultant shall inform the Company, in writing before incorporating such Pre-Existing Materials; and (2) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license to make, have made, copy, reproduce, adapt, modify, recast, improve, combine with other works, display, broadcast, transmit, publish, perform, market, promote, distribute, use, reuse, and sell such Pre-Existing Materials, with full sublicensing rights, as part of, related to, or in connection with the Services and Work Product.  Despite the foregoing, Consultant shall not incorporate any invention, improvement, development, concept, discovery or other intellectual property or proprietary information or item owned or controlled by any third person or party (or third persons or parties) into the Services or any Work Product without the Company’s prior written authorization, whether or not Consultant believes Consultant has sufficient right to use such third-party intellectual property or proprietary information or item.

4.4           Warranty.  Consultant hereby represents and warrants that: (1) subject to the Company’s prior written authorization for Pre-Existing Materials, all Work Product will be the original work of Consultant; (2) the Services and Work Product will not misappropriate, infringe upon, or violate any personal, proprietary or other right of any third person or party including, without limitation, defamation, libel, slander, or violation of any right of privacy or publicity, or any copyright, patent, trademark, trade secret, or any other intellectual property right of any third party; (3) the Work Product will not contain any virus, trap door, worm, or any other device, programming code or instruction with the ability to damage, interfere with, or otherwise adversely affect computer programs, software, data files or hardware; (4) any software or data portions of the Work Product will operate consistently, are to the best of a first class ability to be free of errors (commonly known as “bugs”), technically functional, and in accordance with the prevailing software industry standards; and (5) the Company shall retain and own all right, title and interest in and to all Work Product.

5.           CONFLICTING OBLIGATIONS

5.1           No Conflicts.  Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further represents and warrants that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

5.2           Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without the Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5.3           No Detrimental Conduct. During the term of this Agreement, and for a period of one (1) year thereafter, regardless of expiration or earlier termination, Consultant shall not directly or indirectly disparage, defame or engage in any other action, activity or course of conduct which is, or is reasonably likely to be, detrimental in any respect to the Company or its business, operations, activities, products, services, reputation, officers, directors, employees, products or services.

6.           ADDITIONAL REPRESENTATIONS AND WARRANTIES

6.1           Professional Manner. Consultant represents and warrants that the Services and all other work performed under this Agreement will be and will have been performed in a professional and competent manner consistent with generally accepted industry standards, without the advice, control or supervision of the Company.

6.2           In Conformity with Agreement. Consultant represents and warrants that the Services and Work Product will conform to the requirements of this Agreement.

6.3           Independent Contractor Relationship. Consultant represents and warrants that Consultant: (1) is in the business of providing professional services as described in Exhibit A; (2) provides such services to the general public on a regular and consistent basis; and (3) will not perform the Services on the Company’s facilities, except as to the extent required.

6.4           Necessary Expertise, Tools and Materials. Consultant represents and warrants that Consultant possesses the necessary expertise, tools and materials to perform the Services without the advice, control or supervision of the Company and that the Company is not responsible for providing any tools, materials, or training to perform the Services.

6.5           Authority. Each party warrants that it has the right, power and authority to enter into and perform this Agreement, and that this Agreement constitutes a legal, valid and binding obligation in accordance with the terms and conditions hereof.

7.           INDEMNIFICATION

7.1           Intellectual Property Indemnification. Consultant shall defend, indemnify and hold the Company harmless, and its affiliates, officers, directors, employees, representatives, agents and shareholders, at Consultant’s expense, against all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) based on or arising out of any claim or proceeding that Work Product provided or expressly authorized by Consultant misappropriates, violates or infringes a copyright, patent, trade secret or other intellectual property or proprietary right, or any and all other claims, including unfair competition claims, arising out of the assignment of or use by the Company of the Work Product, and any other deliverables, information or items furnished or created by Consultant in performing the Services pursuant to this Agreement.

7.2           Representations and Warranties Indemnification. Consultant shall defend, indemnify and hold the Company harmless, and its affiliates, officers, directors, employees, representatives, agents and shareholders, at Consultant’s expense, against all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) based on or arising out that the Company may incur or suffer and that arise or result from, or are related to, any breach or failure of Consultant to perform any of the representations and warranties contained in this Agreement.

7.3           General Indemnification. Consultant shall defend, indemnify and hold the Company harmless, and its affiliates, officers, directors, employees, representatives, agents and shareholders, at Consultant’s expense, against all losses, liabilities, claims, obligations, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) (i) of any kind arising out of or in connection with Consultant’s failure to perform his or her obligations as an independent contractor; (ii) to the extent of any obligations imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made to Consultant for the rendering of the Services hereunder, either for itself or any of its employees or subcontractors; and (iii) arising from bodily injury, sickness, disease, or death of any person or persons, including employees of the Company, or damage or destruction of property, including the resulting loss of use, and attributable to or resulting from the performance of this Agreement by Consultant. This indemnification obligation is not subject to any limitation on the amount or type of damages, compensation, or benefits payable under worker's compensation, disability or other employee benefit laws, rules and regulations.

7.4           Procedures. The Company will notify Consultant promptly of a claim, and Consultant shall have sole control of the defense and any settlement negotiations; provided, however, that (i) no settlement or compromise affecting the financial or legal obligations of the Company shall be entered into or agreed to without the Company’s prior written approval, which approval shall not be unreasonably withheld, unless such settlement contains a release by the claimant or the plaintiff of the Company, its affiliates, officers, directors, employees, representatives, agents and shareholders from liability in respect of such claim or action and (ii) the Company has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests, provided, however, that the Company shall not enter into or agree to any settlement or compromise affecting the financial or legal obligations of the Company without the Company’s prior written approval, which approval shall not be unreasonably withheld, unless such settlement contains a release by the claimant or the plaintiff of the Company, and its officers, directors, employees, representatives, agents and shareholders from liability in respect of such claim or action.

8.           LIMITATION OF LIABILITY AND REMEDY LIMITATIONS

8.1           EXCEPT FOR BREACH OF OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION AND COMPENSATION, IN NO EVENT, WILL THE COMPANY BE LIABLE TO CONSULTANT, WHETHER FORESEEABLE OR NOT, FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, INCLUDING, BUT NOT LIMITED TO LOST PROFITS, REVENUE, GOODWILL, OR ANY DAMAGES OR SUMS PAID TO THIRD PARTIES.

8.2           Consultant recognizes and confirms that in the event of a failure or omission by the Company constituting a breach of its obligations under this Agreement, whether or not material, the damage, if any, caused Consultant is not irreparable or sufficient to entitle Contractor to injunctive or equitable relief, except as to Confidential Information. Consequently, Consultant’s rights and remedies shall be limited to the right, if any, to obtain damages at law and Consultant shall not have any right in such event to rescind this Agreement or any of the rights granted to the Company hereunder or to enjoin or restrain the development, production, advertising, promotion, distribution, exhibition or exploitation of Work Product and/or any of the Company’s rights pursuant to this Agreement.

9.           TERM AND TERMINATION

9.1           Term.  This Agreement will commence on November 26, 2012, (the “Effective Date”) and will continue until termination as provided below.

9.2           Termination.  Either party may terminate this Agreement without cause upon giving prior written notice thereof to the other party.  The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services and either party may terminate this Agreement immediately and without prior written notice if the other party is in breach of any material provision of this Agreement.  Consultant may terminate this Agreement immediately and without prior notice if Comapny refuses to or is unable to pay the compensation described in Exhibit A.

9.3           Survival.  Upon such termination all rights and duties of the parties toward each other will cease except:

a.
The Company shall pay immediately upon the effective date of termination, all amounts owing to Consultant for the Services completed prior to the termination date, and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation); and

b.
The parties shall meaningfully consult on any remaining work to be performed, as Company deems necessary in its sole discretion. To the extent feasible, Consultant shall immediately deliver any and all Work Product.

c.
Sections 3 (Confidentiality), 4 (Ownership), 5 (Conflicting Obligations), 6 (Additional Representations and Warranties), 7 (Indemnification), 8 (Limitations of Liability and Remedy Limitations), 9.3 (Survival), 10 (Miscellaneous), and 11 (Arbitration) shall survive termination of this Agreement.

10.           MISCELLANEOUS

10.1           Services and Information Prior to Effective Date.  All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Agreement, except where those Services are covered by a separate consulting agreement between Consultant and the Company.

10.2           Nonassignment/Binding Agreement.  The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Agreement.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Subject to the foregoing, this Agreement shall be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  Any assignment in violation of the foregoing shall be null and void.

10.3           Non-solicitation.  From the date of this Agreement until twelve (12) months after the termination of this Agreement (the “Restricted Period”), Neither party shall, without the other party’s prior written consent, either directly or indirectly, solicit any employee or consultant of the other, its subsidiaries or its affiliates to terminate employment with, or cease providing services to, the other, its subsidiaries or its affiliates.  During the Restricted Period, neither party shall, whether for their own account or for the account of any other person, firm, corporation or other business organization, either directly or indirectly, call on, solicit, take away, or intentionally interfere with any person or entity who is, or was during the period of this Agreement, a partner, supplier, customer or client of the other, its subsidiaries or its affiliates. The parties shall be entitled to injunctive relief granted by a court of competent jurisdiction to prevent or enjoin any breach or threatened breach of the provisions of this section, in addition to any and all remedies available under applicable law.  In the event that one party hires any employee or consultant of the other during the term of this agreement, or during the 1-year period after termination of this agreement, the hiring party shall immediately pay Twenty Five Thousand Dollars ($25,000.00) to the other.

10.4           Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case, confirm receipt requested and properly posted and fully prepaid to the appropriate address as set forth in this Agreement.  Either party may change its address for notices by notice to the other party given in accordance with this section.  Notices will be deemed delivered upon confirmed receipt.

10.5           Waiver.  Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, shall not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

10.6           Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which shall continue to be valid and enforceable without being impaired or invalidated in any way, to the fullest extent permitted by law.

10.7           Integration.  This Agreement and all Statements of Work contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  Each party acknowledges that it has not entered into this Agreement in reliance on any representations, warranties and promises except for those expressly set out in this Agreement, and neither party shall be liable in respect of any other representation, warranty or promise made prior to the date of this Agreement. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions.  This Agreement may not be modified or amended, except by a writing signed by both parties.

10.8           Counterparts.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed originals.

10.9           Headings. The section headings used in this Agreement are for reference only and shall not determine the construction or interpretation of this Agreement or any portion hereof.

Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

11.           ARBITRATION

11.1           Arbitration.  The parties agree to submit any dispute, claim or controversy among the parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, to a binding arbitration proceeding to be conducted under the auspices and the commercial arbitration rules of the American Arbitration Association (the “AAA”), or any like organization successor thereto then in effect, at the County of Orange, California.  This arbitration provision, however, will not deprive the parties of any right they may otherwise have to seek provisional injunctive relief from a court of competent jurisdiction.  The arbitration proceeding will be conducted in as expedited a manner as is then permitted by the commercial arbitration rules of the AAA.  Both the foregoing agreement of the parties to arbitrate any and all such disputes, claims and controversies, and the results, determinations, findings, judgments and/or awards rendered through any such arbitration will be final and binding on the parties and may be specifically enforced by legal proceedings in any court of competent jurisdiction. Disputes which Consultant agrees to arbitrate, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Consultant further understands that this Agreement to arbitrate also applies to any disputes that Company may have with Consultant. The parties understand that they are waiving their right to a jury trial.

11.2           Governing Law.  The arbitrator(s) will follow any applicable federal law and California state law with respect to all matters of substantive law in rendering an award.

11.3           Costs of Arbitration.  The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, each party’s attorneys’ fees and costs), will be borne by the unsuccessful party or, at the discretion of the arbitrators in an arbitration proceeding, may be prorated between the parties in such proportion as the arbitrator(s) determines to be equitable and will be awarded as part of the arbitrator’s award.

Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Consultant and the Company.  Accordingly, except as provided for by the Rules, neither Consultant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

Consultant	MEDL Mobile, Inc.

By:	By:
FA Corp	Andrew Maltin
Its:	Chief Executive Officer

EXHIBIT A

STATEMENT OF WORK

Description of Work:  Financial Services Consulting

1.	Services:
Assist in development of internal control systems
Create and implement documented system of accounting policies and procedures
Process Accounts Payable and assist with Accounts Receivable collection
Handle bookkeeping
Reconcile bank accounts
Maintain chart of accounts
Process Payroll and Expenses
Options accounting
Approve and review Company budget with CFO
Coordinate annual and quarterly audits
Analyze expenses and communicate financial position to CEO
Accounting, finance and corporate governance related matters
SEC reporting and audit/review related matters
Annual tax return related matters

2.	Compensation of Consultant:

A. Rate of Pay. The Company agrees to pay Consultant a fee of $100 (One Hundred Dollars) per hour, invoiced on a monthly basis.

B. Invoices. Consultant shall submit detailed invoices for all services rendered.

C. Due Date for Payment of Compensation. The Company will pay payments owed to Consultant in accordance with this Exhibit A within thirty (30) business days of the Company’s receipt of a detailed invoice from Consultant.

D. Payment Address. The Company will send payment to the following address:  2079 Culmination Lane, Las Vegas, NV 89119

This Exhibit A is accepted and agreed as of _____________________, 2012.

Consultant	MEDL Mobile, Inc.

By:	By:
FA Corp	Andrew Maltin
Its:	Chief Executive Officer